                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      AS ADJUSTED
                                                           ---------------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                           2004   2003   2002   2001    2000
                                                           ----   ----   ----   -----   ----
                                                                 (DOLLARS IN MILLIONS)
Income (loss) before cumulative effect of change in
  accounting principle...................................  $ 15   $ 26   $ 31   $(131)  $(41)
Add:
  Interest expense.......................................   179    149    141     170    188
  Portion of rentals representative of the interest
     factor..............................................    11     11     11      10     13
  Income tax expense (benefit) and other taxes on
     income..............................................   (24)    (7)    (7)     50    (27)
  Minority interest......................................     4      6      4      --     --
  Amortization of interest capitalized...................     1      1      1       1     --
  Undistributed losses of affiliated companies in which
     in less than a 50% voting interest is owned.........    --      2      2       1     --
                                                           ----   ----   ----   -----   ----
     Earnings as defined.................................  $186   $188   $183   $ 101   $133
                                                           ====   ====   ====   =====   ====
Interest expense.........................................  $179   $149   $141   $ 170   $188
Interest capitalized.....................................     2      4      4       3      6
Portion of rentals representative of the interest
  factor.................................................    11     11     11      10     13
                                                           ----   ----   ----   -----   ----
     Fixed charges as defined............................  $192   $164   $156   $ 183   $207
                                                           ====   ====   ====   =====   ====
Ratio of earnings to fixed charges.......................  0.97   1.15   1.17    0.55   0.64
                                                           ====   ====   ====   =====   ====

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NOTE: Earnings were inadequate to cover fixed charges by $6 million, $82 million, and $74 million for the years ended December 31, 2004, 2001 and 2000, respectively.

See Note 4 to the consolidated financial statements included herein for further information.